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                                                                     Exhibit 21

(21) SUBSIDIARIES OF REGISTRANT

     MagnaVision Corporation, a Delaware Corporation

         Subsidiaries

             MagnaVision, a New Jersey Corporation

         Wholly owned subsidiaries:

             MagnaVision Private Cable, Inc., a Delaware Corporation

             MagnaVision Wireless Cable, Inc., a Delaware Corporation